Exhibit 99.1

Elevai Labs Inc. Announces Reverse Stock Split to Maintain Nasdaq Listing Compliance

Newport Beach, Calif., November 22, 2024 – Elevai Labs Inc. (NASDAQ: ELAB) (“Elevai" or the "Company") announced today it will implement a 1-for-200 reverse stock split (“Reverse Stock Split”) of its common stock, which will be effective at midnight on November 27, 2024. This initiative aligns with the Company’s efforts to meet Nasdaq's minimum bid price requirement of $1.00 per share under Listing Rule 5550(a)(2).

Key Details of the Reverse Stock Split:

- Conversion Ratio: Every 200 shares of issued and outstanding common stock will be automatically consolidated into one share, with no action required from shareholders.

- Fractional Shares: Shareholders entitled to fractional shares will receive one full share for each fractional portion.

- Updated Stock Identifier: While the trading symbol remains "ELAB", the common stock now carries a new CUSIP number (28622K 203).

- Equity Adjustments: Outstanding stock awards, options, and the equity incentive plan have been adjusted proportionally to reflect the new share structure.

Purpose of the Reverse Stock Split:

The Reverse Stock Split is a critical step in ensuring compliance with Nasdaq’s listing requirements, allowing Elevai to maintain its presence on the Nasdaq Capital Market. A continued listing enhances the Company’s visibility, strengthens investor confidence, and positions Elevai for future growth.

Impact on Shareholders:

- No Immediate Action Required: Shareholders holding shares through a broker or in "street name" will see their holdings updated automatically.

- Certificate Holders: Shareholders with physical certificates can exchange them, if desired, through VStock Transfer, LLC, which will provide detailed instructions.

- Share Value: The Reverse Stock Split does not impact the overall value of shareholder equity; it only reduces the number of shares outstanding while proportionally adjusting the share price.

Impact on our Common Stock:

-Post Reverse Stock Split there will be approximately 3.07 million shares of common stock issued and outstanding.

Looking Ahead:

“The reverse stock split is a required measure to preserve Elevai’s Nasdaq listing and set the stage for our continued progress in innovation and shareholder value creation,” said Graydon Bensler, Chief Executive Officer of Elevai. “We are optimistic about the future and committed to executing our growth strategy.”

For additional information, please refer to Elevai’s full Form 8-K filing available regarding the Reverse Stock Split, filed on November 22, 2024, on the SEC’s website, or contact Elevai directly at IR@elevailabs.com.